Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March ____, 2011 with respect to the consolidated financial statements and schedules and internal control over financial reporting included in the Annual Report of Resource Capital Corp. and subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Resource Capital Corp. on Forms S-3 (File No. 333-170677, effective December 10, 2010 and File No. 333-146626, effective June 6, 2008) and Form S-8 (File No. 333-151622, effective June 12, 2008).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March ____, 2011